Exhibit 10.1

State Bancorp, Inc. and State Bank of Long Island
Proposed Voluntary Exit Window Program

Eligibility:	All employees with twenty (20) years or more of continuous service, projected to December 31, 2007.

Number Eligible: 22 (See attached census).

Terms:	Program window open from April 1, 2007 through May 31, 2007.

1.	Election to resign must be made irrevocably in writing during the program window.
2.	Effective date of resignation or departure must be on June 29, 2007.
3.
To receive benefits, the departing employee must sign a release with restrictive covenants (including confidentiality, non-solicit and non-disturbance of employees and customers, and non-derogation) in a form to be provided.

Benefits:                      Those resigning under the program will receive:

1.	Cash Incentive Payment.

One (1) year of base salary generally paid in immediate lump sum following termination plus an additional 5% in lieu of ESOP and 401(k) benefits foregone; except that payment may be capped in amount or deferred by six months (with interest at 120% of the "applicable short-term federal rate" for the month of termination) to the extent necessary to comply with Internal Revenue Code section 409A and avoid the imposition of a 20% excise tax.

2.	Group Health Benefits.

►           Employer-paid group medical coverage for those who attain age 55 in or before 2007, on substantially the same terms (including premium sharing) as active employees, from the date of termination and ending on December 31, 2009.  During this period, the Employer will contribute the same percentage of the premium cost of the coverage that it currently pays; provided, however, that the Employer will not pay more than the monthly dollar amount that it currently pays toward the coverage.

►           Employee-paid group medical coverage for those who attain age 55 in or before 2007 and remain enrolled in the group medical plan.  This coverage will begin when employer-paid coverage ends

Group health benefits will continue until the earliest of (a) the date the employee opts to discontinue coverage or fails to pay premiums when due, (b) December 31, 2014 and (c) the date when the employee and the employee’s spouse are first eligible for coverage (whether employee-paid or employer-paid) through a new employer or through Medicare.

►           Statutory health insurance continuation coverage ("COBRA") will run concurrently with the coverage described above and will not extend the potential coverage period beyond December 31, 2014.

►           Opt-out Payment.  Those not eligible for, or who irrevocably revoke their right to, post-employment group health coverage other than COBRA will receive an additional one-time payment of Twenty Thousand Dollars ($20,000); except that payment may be capped in amount or deferred by six months (with interest at 120% of the "applicable short-term federal rate" for the month of termination) to the extent necessary to comply with Internal Revenue Code section 409A and avoid the imposition of a 20% excise tax.

3.	Outplacement.

Outplacement/career counseling for the period beginning upon accepting the exit package and continuing through December 31, 2007.

Cost:	Approximately $3.25 million if all eligible individuals opt to participate.